EXHIBIT 99.1

ANSYS Appoints Walid Abu-Hadba as Chief Product Officer

PITTSBURGH, April 22, 2013 (GLOBE NEWSWIRE) -- ANSYS, Inc. (Nasdaq:ANSS) today announced that 20-year Microsoft veteran Walid Abu-Hadba has joined the Company as chief product officer (CPO), effective immediately, reporting directly to Jim Cashman, president and CEO. Abu-Hadba will be responsible for providing leadership for the overall strategy and management of the activities within our technical business units, including integration, development, research and patents.

"Walid brings extensive experience and insight to ANSYS in his new role as CPO. His career has spanned two decades in product development in an enterprise environment," said Jim Cashman, president and CEO.  "The growth and added complexity of our own business, combined with the rapid evolution in new computing paradigms and the engineering simulation market has been tremendous. Walid will bring new perspectives and expertise that will add to the vast amount of talent within the ANSYS global team. We are excited that Walid has joined us to continue to drive our long-term vision of comprehensive, full-fidelity virtual prototypes enabling Simulation Driven Product Development™."

Abu-Hadba, with more than 20 years of technology leadership experience, was most recently Corporate Vice President, Developer & Platform Evangelism for Microsoft. During his career at Microsoft he has worked in a number of progressively senior positions, including Vice President, Specialist Sales, Enterprise & Partner Group, General Manager, Asia Pacific and Japan Technical Center and General Manager, Global Technical Center.

About ANSYS, Inc.

ANSYS brings clarity and insight to customers' most complex design challenges through fast, accurate and reliable engineering simulation. Our technology enables organizations ― no matter their industry ― to predict with confidence that their products will thrive in the real world. Customers trust our software to help ensure product integrity and drive business success through innovation. Founded in 1970, ANSYS employs about 2,500 professionals, many of them expert in engineering fields such as finite element analysis, computational fluid dynamics, electronics and electromagnetics, and design optimization. Headquartered south of Pittsburgh, U.S.A., ANSYS has more than 70 strategic sales locations throughout the world with a network of channel partners in 40+ countries. Visit www.ansys.com for more information. ANSYS also has a strong presence on the major social channels. To join the simulation conversation, please visit: www.ansys.com/Social@ANSYS

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CONTACT: Investors:
         Annette Arribas
         724.514.1782
         annette.arribas@ansys.com

         Media:
         Tom Smithyman
         724-514-3076
         tom.smithyman@ansys.com